[Servotronics, Inc. Letterhead]	Exhibit 99.1

March 28, 2008	SERVOTRONICS, INC. (AMEX– SVT) REPORTS RECORD
YEAR END INCOME AND REVENUES

Elma, NY -- Servotronics, Inc. (Amex – SVT) reported an 87.2% increase in net income to $2,052,000 (or $1.06 per share basic, $0.96 per share diluted) on a 27.8% increase in revenues to $31,378,000 for the fiscal year ended December 31, 2007. Net income and revenues for the fiscal year ended December 31, 2006 were $1,096,000 (or $0.55 per share basic, $0.51 per share diluted) and $24,548,000 respectively. The Company attributes the increased revenue and net income to increased product shipments for commercial and government applications in conjunction with continuing cost containment activities and the onset of certain production programs whose development costs were appropriately expensed in prior periods.

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

The ATG is continuing its aggressive business development efforts in its primary markets. Also, the ATG is increasing its product presence in both the domestic and foreign markets -- which include the aerospace, military, commercial and medical among others. The current backlog for the ATG is strong.

The CPG continues to introduce new products for expanded government related cutlery applications. Also, the Company’s increased activities in foreign markets are continuing to result in new development activities in support of new applications.

In January of 2006, the Company’s Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of December 31, 2007, the Company has purchased 194,357 shares under this authorization.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.